EXHIBIT 9.1

ADDENDUM TO DECEMBER 31, 2010 ASSET PURCHASE AGREEMENT AND EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT ("Agreement") is made as of the 1st day of March 1, 2011, by and between WATCHIT TECHNOLOGIES, INC., a Nevada corporation (the "Issuer"), and Air Pure Systems Development, Inc., an Indiana corporation (the "Holder").

W I T N E S S E T H:

WHEREAS, the Issuer has previously issued to Holder an aggregate of 200,000,000 shares of the Issuer's common stock, $.0001 par value (the "Common Stock") pursuant to the fully executed Asset Purchase Agreement between WatchIt Technologies, Inc. and Air Pure Systems Development Inc.; and

WHEREAS, the Holder has requested that the Issuer exchange the Common Stock for shares of Issuer's Series D Preferred Stock at a $2.50 share value (the "Series D Stock"), and the Issuer has so agreed, subject to the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and confessed, the parties agree as follows:

1. Exchange.

a. Exchange Shares. All Common Stock shall be exchanged for Series D Stock at a rate of 250 shares of Common Stock for 1 share of Series D Preferred Stock. In accordance therewith, the Holder shall deliver to the Issuer one or more stock certificates representing the 200,000,000 shares of Common Stock held by the Holder, properly endorsed for transfer, and the Issuer shall deliver to the Holder a stock certificate representing 800,000 shares of Series D Stock (the "Exchange Shares") in exchange (the "Exchange") for the Holder's 200,000,000 shares of Common Stock.

2. Representations and Warranties of Issuer. Issuer represents and warrants to the Holder as follows:

a. Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

b. Issuer has all necessary corporate power and authority to enter into and carry out this Agreement. All corporate actions and proceedings on the part of Issuer, its directors and shareholders necessary for the authorization, execution, delivery and performance by Issuer of this Agreement and the transactions contemplated hereby, including, without limitation, the authorization, issuance and delivery of the Exchange Shares, have been lawfully and validly taken. This Agreement is the valid and binding obligation of the Issuer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws and principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights in general and by general principles of equity and except that the enforcement of the indemnity provisions of Paragraph 5 may be limited by federal or state securities laws, other laws or the public policy underlying any such laws.

c. Upon the Exchange, the Exchange Shares will be duly authorized, validly issued, fully paid and non-assessable, and will be free of any liens, charges, encumbrances, restrictions on transfer or preemptive rights (except such that arise by acts of the Holder, under federal, state or foreign securities laws or that exist by reason of any agreement heretofore entered into between the Holder and the Issuer) (each, a "Lien").

d. Neither the execution, delivery and performance by Issuer of this Agreement, the consummation of the transactions contemplated hereby nor the issuance of the Exchange Shares will: (i) violate any provision of Issuer's Articles of Incorporation, as amended from time to time, or Issuer's By-Laws; (ii) violate any provision of any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Issuer or any of its properties or assets is subject, which violation could have, singly or in the aggregate, a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of Issuer; or (iii) violate, breach, constitute a default under, permit the termination or acceleration of, or result in the creation of any Liens upon the Exchange Shares or any material property of Issuer under any agreement, instrument or obligation to which Issuer is a party or by which it or any of its properties or assets is bound, which violation, breach, default, termination acceleration or Lien could have, singly or in the aggregate, any material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of Issuer.

e. Issuer is not in violation of: (i) its Articles of Incorporation or By-Laws as in effect on the effective date of this Agreement; (ii) any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority, which violation could have, singly or in the aggregate, a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of Issuer; or (iii) any material agreement to which Issuer is a party or by which any of its properties or assets is bound, which violation could have, singly or in the aggregate, a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of Issuer.

f. No notice to or filing with, and no authorization, consent or approval of, any domestic or foreign court or any public or governmental body or authority is necessary for the consummation by Issuer of the transactions contemplated by this Agreement or the issuance of the Exchange Shares except: (i) as may be required under the Securities Act of 1933, as amended (the "1933 Act"), the securities or Blue Sky laws of any jurisdiction or the corporate laws of the State of Nevada, (ii) notices or filings of which the failure to give or make, or authorizations, consents and approvals of which the failure to obtain, is based on information given to Issuer by the Holder with respect to the Holder or its business, operations or ownership; and (iii) notices or filings of which the failure to give or make, and authorizations, consents and approvals of which the failure to obtain, would not individually or in the aggregate, have a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of Issuer or adversely affect the operations or prospects of Issuer to consummate the transactions contemplated by this Agreement.

3. Representations and Warranties of Holder. The Holder hereby represents and warrants to Issuer as follows:

a. The Holder is a Indiana corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth in the preamble to this Agreement.

b.      The Holder has all necessary power and authority to enter into and carry out this Agreement. This Agreement is the valid and binding obligation of the Holder, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws and principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights in general and by general principles of equity and except that the enforcement of the indemnity provisions of Paragraph 5 may be limited by federal or state securities laws, other laws or the public policy underlying any of such laws.

c. Neither the execution, delivery and performance by the Holder of this Agreement nor the consummation of the transactions contemplated hereby, will: (i) violate any provision of any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Holder or any of its properties or assets is subject, which violation could have, singly or in the aggregate, a material adverse effect on the Holder or its ability to perform its obligations under this Agreement; or (ii) violate, breach, constitute a default under, permit the termination or acceleration of, or result in the creation of any Lien upon any material property of the Holder under any agreement, instrument or obligation to which the Holder is a party or by which the Holder or any of its properties or assets is bound, which violation, breach, default, termination, acceleration or Lien could have, singly or in the aggregate, a material adverse effect on the Holder its ability to perform its obligations under this Agreement.

d. No notice to or filing with, and no authorization, consent or approval of, any domestic or foreign court or any public or governmental body or authority is necessary for the consummation by the Holder of the transactions contemplated by this Agreement or the receipt of the Exchange Shares except: (i) as may be required under the 1933 Act, the securities or Blue Sky laws of any jurisdiction or the corporate laws of the State of Nevada; (ii) notices or filings of which the failure to give or make, or authorizations, consents and approvals of which the failure to obtain, is based on information given to the Holder by Issuer with respect to Issuer or Issuer's business, operations or ownership; and (iii) notices or filings of which the failure to give or make, and authorizations, consents and approvals of which the failure to obtain, would not individually or in the aggregate, have a material adverse effect on the Holder or adversely affect Holder's ability to consummate the transactions contemplated by this Agreement.

e.      The Holder has such knowledge and experience in financial and business matters and in making investments of this type that it is capable of evaluating the merits and risks of acquiring the Exchange Shares.

f. The Holder has been furnished access to Issuer's business records relating to the Exchange Shares, and such additional information and documents as the Holder has requested, and has been afforded an opportunity to ask questions of and receive answers from representatives of Issuer concerning the terms and conditions of this Agreement and the acquisition of the Exchange Shares.

g. The Holder is an "accredited investor," as such term is defined in Rule 501(a) promulgated by the Securities and Exchange Commission under the 1933 Act.

4. Survival of Representations and Warranties.All representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, for the period of any applicable statutes of limitations.

5. Indemnification. Each party agrees to indemnify, defend and hold harmless the other party from any claim, demand, loss, liability, damage or expense, including, without limitation, interest, penalties and reasonable attorneys' fees and costs of investigation, incurred as a result of any material inaccuracy, misrepresentation or breach of any representation, warranty, covenant or agreement on the part of such party under or pursuant to this Agreement and the Exhibits and Schedules hereto, if any.

6. General Provisions.

a. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by facsimile with receipt acknowledged, or upon delivery, if delivered personally or by a recognized commercial courier with receipt acknowledged, or upon the expiration of 72 hours after mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Issuer:

WatchIt Technologies, Inc.
229 Airport Rd
Suite 7-151
Arden, NC 28794

If to Holder:

Air Pure Systems Development, Inc.
2025 Roca Roja
Colorado Springs, CO 80926
Robert Ryon

Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

b. Entire Agreement. This Agreement (including the Schedules and Exhibits, if any, to this Agreement) constitutes the entire agreement between the parties with respect to its subject matter and no party shall be entitled to benefits other than those specified herein, and all prior agreements, statements, representations and warranties with respect to the subject matter of this Agreement are superseded by this Agreement.

c. Amendments and Waivers. Neither this Agreement nor any of its provisions may be amended or modified in any way, except by express written agreement of the parties hereto. Neither any obligation of a party to this Agreement, nor any breach or default by a party under this Agreement, may be changed, waived, discharged or terminated except by a statement in writing signed by the party against which the enforcement of such change, waiver, discharge or termination is sought. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

d. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors, heirs, executors, administrators, legal representatives and assigns.

e. Severability. If any provision of this Agreement shall be construed as invalid, illegal or unenforceable for any reason and in any respect, and if the extent of such invalidity, illegality or unenforceability does not destroy the basis of the bargain herein, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the remainder of this Agreement shall remain in full force and effect, enforceable in accordance with its terms as if such provisions had not been included, or had been modified as provided below, as the case may be. To carry out the intent of the parties hereto as fully as possible, the invalid, illegal or unenforceable provision(s), if possible, shall be deemed modified to the extent necessary and possible to render such provision(s) valid and enforceable.

f. Headings. The captions and headings to the Paragraphs and Subparagraphs of this Agreement are inserted for purposes of convenience only, are not part of this Agreement and shall be given no force or effect in construing or interpreting the meaning of this Agreement or any of its provisions.

g. Counterparts. This Agreement shall be in writing and may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

h. Expenses. Issuer and the Holder shall each pay its own expenses with respect to this Agreement and the transactions contemplated hereby; provided that Issuer shall pay any stamp or other taxes (excluding income taxes) which may be payable upon the issuance of the Exchange Shares.

i. Governing Law and Venue. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the law of the State of Florida without reference to the conflict of laws principles thereof. The courts of Florida in the Ninth Judicial Circuit, and the United States District Court for the Colorado shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding or other proceeding as between the parties that may be brought, or arise out of, in connection with, or by reason of this Agreement. The Holder hereby consents to the jurisdiction of such courts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized signatories, effective as the date first set forth above.

"Issuer"

WATCHIT TECHNOLOGIES, INC.,
a Nevada corporation

By: /s/ Brian Riley
Brian Riley, Vice President

"Holder"

AIR PURE SYSTEMS DEVELOPMENT, INC.
An Indiana corporation

By: /s/ Robert Ryon
Robert Ryon, CEO

By: /s/ Martin Paterson
Martin Paterson, President